Exhibit 99.1

CONTACT:

Tracey Schroeder

Chief Marketing Officer

tracey.schroeder@cpsi.com

(251) 639-8100

CPSI NAMES CHRISTOPHER T. HJELM TO BOARD OF DIRECTORS

MOBILE, Ala. (January 3, 2020) – CPSI (NASDAQ: CPSI), a community healthcare solutions company, today announced that Christopher T. Hjelm has joined the CPSI Board of Directors as an independent director. On December 27, 2019, upon the recommendation of the Nominating and Corporate Governance Committee, the Board voted to expand the size of the Board from nine to ten directorship positions, and elected Hjelm to fill the newly created directorship. Hjelm will serve as a Class III director, with a term expiring on the date of the Company’s annual meeting of stockholders in 2020, when he is expected to stand for re-election as a director. In connection with his election to the Board, Hjelm was appointed to the Compensation Committee of the Board.

Hjelm brings over 25 years of experience as a C-Level technology leader to CPSI, with a history of heading strategic initiatives to drive innovation. He recently retired after serving 14 years with The Kroger Company, the largest supermarket chain in the United States, where he served most recently as Executive Vice President and Chief Information Officer. Prior to this position, he had a successful technology career with Fortune 100 and other high-growth e-commerce companies including FedEx, Cendant, Orbitz, eBay, Excite@Home, Zoho and Hughes Aircraft. Hjelm has been widely recognized as a technology leader, including designations by Premier 100 Technology Leaders, Computerworld, CIO Magazine, the Fisher-Hopper Prize for Lifetime CIO Leadership and the FedEx Five Star Award.

Hjelm currently serves on the board of Inky Technology Corporation and on the investment committees for Connetic Ventures and Cintrifuse. He previously served on the board of Kindred Healthcare, a publicly traded healthcare services company that through its subsidiaries operated hospitals and nursing homes and provided home health, hospice and other non-medical services. Hjelm also served on the board of RehabCare, a healthcare services company that provided therapy services across multiple settings. He has a bachelor’s degree in Computer Information Systems from Colorado State University and an honorary Ph.D. from Colorado Technical University.

Commenting on the announcement, Glenn Tobin, chairperson of the CPSI Board of Directors, stated, “We are pleased to have Chris Hjelm join the Company’s Board of Directors. He brings a full complement of technology experience and innovation leadership to CPSI, and we look forward to working together as we continue our evolution as a leading community healthcare solutions company and create greater value for our shareholders.”

“I am honored to join a company focused on shaping the future of community healthcare through the delivery of innovative solutions,” stated Hjelm. “My entire professional career has been focused on technology transformation and driving growth through innovation, and I am excited to have the opportunity to share my knowledge with the experienced management team and talented board members at CPSI.”

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CPSI Names Christopher Hjelm to Board of Directors

January 3, 2020

Boyd Douglas, president and chief executive officer of CPSI, added, “Chris Hjelm is uniquely qualified to join the CPSI Board with his extensive background in information technology across many leading corporations and enterprises. His previous board leadership experience with other healthcare providers in a variety of care settings will also be invaluable to our team. We look forward to his insight and contributions, and we are confident he will play an important role in the future growth of CPSI.”

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals, their clinics and post-acute care facilities. Founded in 1979, CPSI is the parent of four companies – Evident, LLC, American HealthTech, Inc., TruBridge, LLC and Get Real Health. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions for community hospitals and their affiliated clinics. American HealthTech is one of the nation’s largest providers of EHR solutions and services for post-acute care facilities. TruBridge focuses on providing business, consulting and managed IT services, along with its complete RCM solution for all care settings. Get Real Health focuses on solutions aimed at improving patient engagement for individuals and healthcare providers. For more information, visit www.cpsi.com.

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